Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8) of Royal Dutch Shell plc, for the registration of Class A ordinary shares under the Shell Provident Fund and Long Term Incentive Plan 2014, and to the incorporation by reference therein of our reports dated March 8, 2017, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Royal Dutch Shell plc, included in its Annual Report on Form 20-F (File No. 001-32575) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, United Kingdom

February 1, 2018